Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-1 (No. 333-275231, 333-280752 and 333-284052), and Form S-8 (Nos. 333-273269, 333-252188, 333-203867, 333-215662 and 333-234278) of our report dated March 11, 2026 relating to the consolidated financial statements of Hepion Pharmaceuticals, Inc. appearing in this Annual Report (Form 10-K) as of and for the years ended December 31, 2025 and 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

March 11, 2026